ContentOro

ContentOro helps brands attract and engage customers online by offering the first high-quality, ready-made source of written and illustrated content.

Invest $100.80 minimum investment

Invest

Introducing ContentOro

ContentOro revolutionizes the way brands acquire content for marketing online. We partner with the world's best publishers to systematically transform the contents of their books into hundreds of articles designed to come alive on the internet to power marketing campaigns.

Founder Bob Chunn had the idea for ContentOro while leading marketing and advertising for a national retailer that needed to attract customers to its website. He was paying a hefty fee, and the content wasn't very good. Back then, there were only two choices to create content:

- Pay for an expensive freelancer while hoping they knew enough about the topic to write something good.
- Try to get the articles written in-house, which distracts marketing teams from other tasks.

Bob knew there had to be a better way.

He knew from working at Borders that there was better content than what was being used on the internet, but it was all trapped in books. So he teamed up with Yalcin Yanikoglu, a software engineer with decades of experience designing solutions for printers and publishers.

Technology



Yalcin created amazing software for ContentOro that systematically creates complete, illustrated articles from books.

Using the machine learning tools we've created, ContentOro is able to reshape book content for the internet quickly and efficiently, regardless of its complexity, and deliver it to any website or device, regardless of platform.

ContentOro is the only company to license high-quality content from books to businesses on an exclusive basis, making any business an expert on any topic so it can attract qualified customers.

The Opportunity

Creating entertaining and informative articles for the web is a huge business, currently $160 billion per year and growing. But the need far outweighs the supply.

Digital marketers are starving for content, because brands depend on it to engage their audiences on the internet. According to Nielson, people aged 18 to 34 spend more of their time each day online than they do watching television, by a margin of 39% to 29%.

According to Marketo's 2016 survey, **content creation is the #1 concern of marketers**. In the past, the only options were to pay freelance writers or use the resources of an internal marketing department.

There is no dominant written content provider today; the opportunity is open.

Advertising Is Changing

Brands are searching for new methods to carry their messages to consumers to sell their products. TV, radio and direct mail continue to decline in advertising productivity as more and more people turn to the internet for their information and entertainment. Content Marketing on the web leverages information to engage an audience who is likely to buy their product or service. Google, Hubspot, Facebook and Twitter all depend on this content and brands use of it on their platform. We use books, which contain enough information to triple the size of the internet, as an on-demand source, disrupting the $160B industry that creates content for the internet.

The Opportunity Is Now

Traditional advertising: billboards, radio, and TV, are quickly being replaced by internet advertising, and Content Marketing is the fastest growing and largest portion of that. Brands are just now figuring out how to leverage content on the internet. As a reference point, Pandora just launched Audio for Business, which allows businesses to license audio from musicians for their marketing.

The Opportunity Is Growing

16% of retail is conducted on the internet, and it's growing every day. The other 84% is up for grabs, and our bet is that much of the rest will also land online. Marketing and advertising dollars flow with sales, so there is likely an equally large upside that would positively affect ContentOro.

Addressable Market

ContentOro serves three channels, each one full of opportunity. We project $100 million in revenue in 5 years.



$500M
5,000 companies x $100k annual sales
Inside Sales
Highly strategic use of sales team and marketing automation tools to reach executives in thousands of target companies.
$600M
25,000 companies x $24k annual sales
Partner Sales
Partnerships with agencies and other content service providers makes Content QSV available to more companies in an economical model.
$500M
250,000 companies x $2k annual sales
Self-Serve
Marketplace where customers select articles for their websites, blogs, and social media campaigns.

What Makes Us Different?

ContentOro's competition creates content by writing it, from scratch. It takes time, is expensive and limits brands' ability to participate in faster-moving conversations on the internet. It's time for an on-demand, already created source!

Why Invest In ContentOro?

- Highly experienced and qualified team
- Current customers with proven results
- Low level investment with a potential for fast growth and high returns
- Annual recurring revenue model
- 36% projected EBITDA margin in 2020, growing to 53% by 2022

Success So Far

Customers

We are helping brands benefit from our content every day, with increased traffic, pageviews, time on site, and more, all for about 1/10th the cost of AdWords. Our growing client list includes enterprise-sized companies from the U.S. and around the world.



Small Business Center
SLEEP: A COMPREHENSIVE HANDBOOK
PET SUPPLIES PLUS
Pet Training

Customers are coming back for more content and renewing at a very high rate because we deliver an experience that gets results.

A Sample of Customer Results:

- 258% increase in pages viewed per session
- 145% increase in time on site
- 76% of visitors are new acquisitions
- 54.5% of visitors are new from search engines like Google
- 1/10 the cost of Google AdWords (estimate)
- 16% increase in traffic in 10 weeks

Current Customers Include:

We've learned that businesses are just now learning how to do content marketing, and although we've had early success, much more is right around the corner. Our CEO, Bob Chunn has been a CMO and held other high-level digital and traditional marketing positions at large organizations. The problems our customers have are largely the same as the problems he has had to deal with.

In the short term, ContentOro is selling directly to enterprise businesses and teaching them to be better content marketers through education…delivered through content marketing.

Learn More: Customer Case Studies →


Primitive Dogs and Sight Hounds
Sporting Dogs

Publisher Partners

Book Publishing is a strong $151 billion industry. We've established partnerships with the world's best publishers, giving us exclusive access to hundreds of millions of articles for digital marketing purposes.

Current Publishers:

National Geographic, Wiley, Macmillan, Houghton Mifflin Harcourt, Octopus Publishing Group, Weldon Owen, C&T Publishing, Conran Octopus, Career Press, Visible Ink, Red Wheel, Cassell Illustrated, New World Library, Gibbs Smith, Affirm Press, Insight Guides, Robert Rose, Turning Stone Press, Pearson Education, BBC Books, Fox Chapel Publishing, Hampton Roads, Hamlyn, Ilex Media, Pavilion, Berlitz, Moseley Road, Harriman House, Mitchell Beazley

Awards

- Winner, Startup of the Year, University of Michigan Venture Capital Investment Competition 2015
- Semi-Finalist, Accelerate Michigan 2015
- Winner, Best Business Model, New Enterprise Forum, 2016
- Winner, Innovation Award, Michigan Celebrates Small Business, 2016
- Finalist, Startup of the Year, Eastern Michigan University Business of the Year 2016
- Semi-Finalist, Accelerate Michigan 2016
- Semi-Finalist, Annual Collaboration for Entrepreneurship Challenge 2016
- Winner, University Of Michigan Venture Capital Investment Competition 2016
- Finalist, Annual Collaboration for Entrepreneurship Challenge 2017
- Finalist, Michigan Growth Capital Symposium 2017
- Semi-Finalist, Google Demo Days Detroit 2017

News Coverage

- ContentOro nabs Fortune 1000 Clients with Quality Web Content, Good Word of Mouth
- ContentOro Provides Marketeers with Access to Authoritative Content
- ContentOro Gets $50,000 from Fund at University of Michigan
- ContentOro Scores 1st Clients, $1M-plus in Seed Capital
- Former Borders Executive Turns a Page in Funding his Book Content Company
- Former Borders VP Seeks Backing for Startup Idea: Selling Book Content to Websites

Press Releases

- ContentOro Launches New Marketing Content Delivery System, Shortens Delivery Times, Cuts IT Costs
- ContentOro Working with Citrix to Launch Virtual "Small Business Center" on ShareFile Website
- ContentOro Launches Content Unlocked Plugin, Free Marketing Content for WordPress Websites
- University of Michigan's Zell Lurie Commercialization Fund Invests in ContentOro
- ContentOro Wins Small Business Innovator of the Year 2016 Award
- ContentOro Disrupts Content Marketing with $450K Seed Funding Round

Business Model

ContentOro's business model involves the licensing of articles derived from books for content marketing use on an annual renewable basis. 20-25% of this licensing income is then shared with the publishers, who supply the books.

Currently, we are licensing article libraries at an average value of $12,000 per library per year. In the future, once we have established an automated self-service article marketplace, we expect to be selling a large number of individual articles.

ContentOro has a number of active clients, including some household name, enterprise-size customers. We will continue to sell directly to customers as well as through third-party suppliers, who act as ContentOro's sales agents. Our current customer retention rate is high, indicating satisfaction in our product.

ContentOro uses content marketing to attract customers by reaching out to a large number of marketing executives on a weekly basis, supplying useful and relevant digital marketing information, webinars, downloads, and white papers.

Team

ContentOro has an exceptional team of executives that come together from years of experience working in publishing, digital marketing, and technology; the three core components of our business.

Most members of our leadership team have worked with other members through years of experience in retail marketing and publishing. Each member is, in their own experience, an innovator who has launched products and/or companies on a large and small scale. They each see opportunities, test, analyze and change direction quickly when needed.

Our leadership team is greatly experienced in building high performing teams, training and integrating new members, and communicating vision, strategy and tactics. We all work towards a common goal and feel comfortable challenging each other, including the CEO.



Bob Chunn Founder and CEO

Bob has been a successful marketing executive for several leading retailers, including Borders Books and Music, leading large teams and complicated marketing systems. He developed expertise launching new products while using the latest in digital marketing techniques, and he's been a publisher as well. Bob's greatest skill is creating and communicating vision and rallying great teams to execute it.



Yalcin Yanikoglu — Chief Technology Officer

Yalcin is a multi-faceted systems and software engineer who works across a wide array of disciplines. He brings specific experience creating solutions to deal with the complexity of text, tables, and images from millions of books. In addition to solving a problem the $150 billion publishing industry failed to solve, his software is still used at most of the largest printers in the world as well as Adobe, Xerox and IBM.



Rod Hare — Chief Operating Officer and Chief Financial Officer

Rod Hare is a longtime publishing and licensing executive and entrepreneur, bringing to the table decades of experience executing complicated product launches and business strategies, including Microsoft's Encarta Dictionary and the building of worldwide publishing brand, Dorling Kindersley. He has extensive relationships in the publishing industry, and brings an international perspective to the ContentOro opportunity. Rod is also a Chartered Accountant and an investor in the business.



Candace Chapman — VP of Marketing

Candace has 20+ years experience in B2C and B2B marketing, from small VC-funded tech companies to large enterprise corporations like Borders. Her unique mix of marketing, sales, and training experience makes her highly suited to the lean and agile environment at ContentOro. She is master of both creative vision and execution.



Sean Moore — Chief Content Officer

Sean is a successful book publisher and international rights manager, and was Publisher at Dorling Kindersley, a world renowned illustrated book publisher. He later founded Moseley Road publishing, worked with large publishers like Random House and Simon & Schuster, and sold directly to retailers like Borders and Barnes & Noble. His knowledge of and connections in the international book market has allowed ContentOro to quickly establish agreements with the world's best and largest publishers.

Advisors

Andreas Ramos advises ContentOro on Internet related matters, especially related to Google Search. Andreas is an author and internationally known SEO and digital marketing expert who has worked at SGI, SUN, and other leading companies. He has contributed to over 25 startups, co-founded two digital agencies, was a director at Acxiom, and Manager of Global SEO at Cisco. Andreas was also the analytics strategist for Stanford's MBA school. He currently manages worldwide digital advertising for MIT OpenCourseWare (in 14 languages), and Harvard medical school's research hospital (in 42 languages).

Chuck Newman is the first investor in ContentOro and serves as the Chairman of the Board. Chuck is a serial entrepreneur, having founded more companies than he can easily count. Two of the more famous were ReCellular, the first cell phone recycling company, which had a run rate of over $50M in sales, and the first computer store in Michigan.

Future Opportunities

Google is orienting its future in the same direction as ContentOro, and spending billions to do it. Their business depends on their ability to deliver the best quality answer to their customer's question, which gets asked through a Google search. The most powerful brand in the world, who controls more than 65% of all web traffic, is focused on quality content, and that is exactly what we deliver, en masse. Below are two major opportunities that we are working on.

Self-Serve Marketplace (2019)
We intend to create the first marketplace of content, like Getty Images did for photography. Our marketplace will contain fully illustrated articles and a search mechanism to easily find and 'buy' them for use the same day. According to Marketo's study, content is the number of need of marketers today, and we intend to offer it on-demand for the first time.

International Markets (2021)
Content doesn't stop with English. We have the connections to expand to markets where English is a second language, English language is spoken in foreign markets, and International language markets.


INTERNET PENETRATION BY REGION
REGIONAL PENETRATION FIGURES, COMPAIRING INTERNET USERS TO TOTAL POPULATION
NORTH AMERICA
88%
WEST EUROPE
84%
EAST EUROPE
67%
CENTRAL ASIA
48%
EAST ASIA
57%
66%
MIDDLE EAST
CENTRAL AMERICA
53%
33%
SOUTH ASIA
53%
SOUTHEAST ASIA
29%
AFRICA
66%
SOUTH AMERICA
68%
OCEANIA
JANUARY 2017

Become a part of ContentOro

By becoming an investor in ContentOro, you will be joining a company dedicated to improving the online experience of our customers (and, in turn, their customers) by supplying the highest quality information on the internet. We would like you to join us in the journey, and spread the word about what ContentOro is doing to your colleagues, friends and families.

ContentOro sends regular shareholder reports on our progress, and we are always available to answer any shareholder questions at any time.

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in ContentOro Inc.. Up to $106,974.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by February 12, 2018 at 4:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. ContentOro may issue additional securities to raise up to $1,069,740, the offering's *maximum*.

$0 raised

$10,000 target

$1,069,740 maximum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,611,135 stocks × $2.52 per stock
= $6,580,060 implied valuation

Pitch Deck



ContentOro
Investor Presentation
API
October 2017
ContentOro
The World's Best Content.



Contents
ContentOro
The Opportunity page 2
The ContentOro Advantage Page 3
Customer Successes & Benefits page 4
Market page 6
Product & Technology page 9
Product Applications page 13
Publishers page 18
Sales Strategy page 21
Competition page 27
Team & Financials page 29
Milestones page 37
Appendix
• Cost to Acquire Customers page 41
• Pricing Comparison page 42
• Technology page 43
• Publisher Profiles page 48
1



The Opportunity
ContentOro
Change the Content Marketing industry
and build a business with sales of $100M in 5 years
390 Million
Quality Articles
Available from Books
$160 Billion
Digital Content Marketing
Industry
Growing at 36% per year*
CONTENT
*AdAge



The ContentOro Advantage
ContentOro
Content Marketing is changing the way businesses find and engage their customers.
Content Marketing involves the creation and sharing of information and entertainment online (such as blogs, videos, and social media posts) that does not explicitly promote a brand, but is intended to stimulate interest in the brand's products or services.
In February 2016, ContentOro, Inc. entered the $160 billion dollar market that creates marketing content for the internet with its product Content QSV, having the following advantages:
✓ Projected revenue of $100 million in 5 years
✓ First mover advantage, with proprietary software to use written and illustrated content from books on the internet
✓ Exclusive access to more than 200 million expertly written articles
✓ Subscription-based model propelling revenue growth, with MRR (Monthly Recurring Revenue) and ARR (Annual Recurring Revenue)
✓ Significant untapped growth potential beyond the English language, and beyond books
✓ A team of publishing, marketing, and technology executives with deep experience in the required disciplines
✓ A business model proven by Getty Images, which sold for $3.3 billion in 2012
3

Customer Successes

Example Customer Results

- ✓ 258% increase in pages viewed per session
- ✓ 145% increase in time on site
- ✓ 76% of visitors are new acquisitions
- ✓ 54.5% of visitors are new from search engines like Google
- ✓ 1/10 the cost of Google AdWords (estimate)
- ✓ 16% increase in traffic in 10 weeks

Customer Benefits

ContentOro offers game-changing advantages over traditional content marketing

Traffic: Prospects looking for information through search engines like Google are drawn to customer websites with Content QSV. By installing exclusive articles from just one book, customer websites see between 2% (high volume sites) and 40% (low volume sites) of their traffic coming from the content, with 72.7% of visitors being new.

Quality Engagement: Internet users who see ContentOro content visit 3X as many web pages and stay on customer sites more than 1.5X as long. Results for one customer with a $60,000 annual subscription were 1.9 million page views and an average of 5 minutes per session in just one year. Each page viewed is a new chance to sell products and services.

Lower Cost: Content QSV saves customers money by offering a lower cost alternative for high-quality content. Customers pay $100 per article per year for exclusive digital content versus ~$250 for the same length article from the competition. The average cost per click is $.17 compared to $1.70 for Google AdWords. In addition, Content QSV includes professional images at no additional cost.

Speed to Market: ContentOro offers the only source of exclusive content that is already created and can be installed on websites quickly. This allows customers to participate in fast-moving conversations on social media, and to be found by curious search engine users. It is also possible to quickly adapt content to the needs of the customer, adding relevant keywords such as brand names to better attract customers and sell products. With Content QSV, launching new product lines with a supporting content strategy can happen in weeks instead of months.



Market

Industry Overview

Brands depend on Content Marketing to engage their audiences on the internet. According to Nielson, people aged 18 to 34 spend more of their time each day online than they do watching television, by a margin of 39% to 29%.

In 2015, content creation for the internet was a $140 billion industry growing at 36% CAGR* over the previous 5 years, a trend that is expected to continue. Consider that eCommerce sales in 2016 were only 11.7% of all retail sales. That industry is growing at 17.2% per year, which provides ample opportunity for ContentOro.

According to Marketo's 2016 survey, content creation is the number one concern of marketers. In the past, the only options were to pay freelance writers or use the resources of an internal marketing department.

There is no dominant written content provider today; the opportunity is open.

Book Publishing is a strong $151 billion industry searching for the next opportunity for the millions of books they've published. No one has come with a large-scale solution for using them online…until now.

Just like Getty Images, who transformed advertising by creating a platform to buy and sell stock photography, there is an even larger opportunity to use this model for written content, especially if it is of excellent quality.

*AdAge

The Problem ContentOro Solves

The Industry Problem

Creating enough Content is the #1 concern of marketers*



Company.com

- ✓ Time consuming
- ✓ Expensive
- ✓ Inconsistent Quality

Our Unique Solution

ContentOro's massive library meets the growing need



- ✓ Instantly available
- ✓ Low licensing fee
- ✓ Professionally written and edited by experts, high quality

*Marketo



Product & Technology

ContentOro
The World's Best Content.

Technology Stack

A unique combination of tools



ContentOro has developed technology to systematically break books down to articles, which can be quickly added to any website and be shared in social media, on blogs, and in email campaigns.

- ✓ Our technology solves a problem for book publishers, who all want to use their content on the internet by making the books flexible, interactive and shareable.
- ✓ By using the machine learning tools we've created, we are able to do the hard work of reshaping book content for the internet quickly and efficiently.
- ✓ Our technology is unique in its ability to process any book (of which there are a massive variety of form factors) into our custom database, regardless of its complexity, and deliver it to any website, regardless of platform.

Our technology stack includes a combination of proprietary software and machine learning tools, a custom database, application program interfaces (API's), and custom themes (style sheets). Combined, these tools quickly deliver and control content for websites, and match our customers' look and feel by adapting to their style automatically.

Content QSV

Quality, Speed, Value



ContentOro provides a new way to do content marketing, delivering large amounts of expert content quickly and beautifully to any website or device.

Content QSV gives brands a library of content to choose from to create "knowledge centers" for their target audiences. This immediate access to quantities of relevant content establishes a brand's authority and allows them to build and execute marketing campaigns involving social media, email, and search engines more quickly.

Currently in development are complementary services that will allow clients to maximize the potential of their content. See "How It Works: Next Steps" for details.

ContentOro is transforming how brands build and execute digital campaigns, just like Getty Images did for photography.

Content Marketing with Articles

The Content QSV Process



Pets
Cooking
Fitness
Millions of books are produced each year, full of fresh and relevant content. But it has never been available for use online.
ContentOro works with the world's best publishers to unlock the content, and has permission to license it for use in online applications.
Your customers engage with fresh and relevant content. Results are analyzed, and new content needs are defined. Refine and repeat!
The new content is quickly and easily integrated with your website and marketing materials. The result is visually seamless.
ContentOro



Applications

ContentOro
The World's Best Content

SEO

Attracting customers through search

ContentOro provides high quality long-form content that installs instantly, gets indexed quickly, and attracts search engine users.

Google bases search results on the reputation of the website. The measurements they use are **Expertise, Authority,** and **Trustworthiness**.

Quantity matters. The average first page listing on a Google search result leads to an article that is 2500 words or more.

Visibility matters. 62% of all site visits come from the first three results from Google search.

Quality matters. Google, who directs 75% of all internet traffic, spends billions of dollars evaluating the quality of content on the web.


Google
Google

Email

One-to-one conversations with customers

ContentOro provides a library of expertly written content in enough quantity to enable clients to have meaningful one-to-one communications with their customers

205 billion emails are sent a day

- ✓ The average email ROI is $38 for every $1 spent
- ✓ Email conversion rate is higher than search and social media combined
- ✓ Personalized emails deliver six times higher transaction rates



Social Media

Connect with customers socially

The library of content ContentOro delivers allows brands to converse with their audience through social media...about anything.

Fast-moving conversations and trends require high quality content on demand.


How to travel with fruits & vegetables

Apps

A marketer's dream

ContentOro technology and content combine seamlessly to produce high quality apps in minutes.

Apps allow a self-contained and controlled platform to deliver content and products together in a bundled package.

Apps are highly desired by marketing professionals because of the ability to control the content and put a brand asset in consumers' hands.





Publishers

ContentOro
The World's Best Content.

Publishing Partner Agreements

The largest source of content in the world is printed books

We have negotiated digital licensing agreements with many of the world's leading nonfiction publishers, making over 2 million books available for content marketing purposes. These books cover a wide range of subjects, from cooking and gardening to medicine and law, providing clients from any industry with a wide variety of content suitable to their target customer.

The licensing agreement typically works on a revenue share basis, with 20-25% of the gross income being paid to the publisher. This is a new and welcome source of income for book publishers.

Current publisher partners include John Wiley and Sons, National Geographic, Octopus Publishing (part of Hachette), and St Martin's Press (part of the Macmillan publishing group).

Our leadership team has unique experience and contacts in the book publishing industry, which has made the challenging task of finding partners and developing strong ongoing relationships possible.

NATIONAL GEOGRAPHIC
WILEY
MACMILLAN
weldonowen
OCTOPUS PUBLISHING GROUP
FOX CHAPEL PUBLISHING

Additional Publisher Partners

C&T PUBLISHING
Weiser Books
Conari Press
Hampton Roads
Turning Stone Press
PHAIDON
conran octopus
Career Press
CASSELL ILLUSTRATED
ILEX MEDIA
NEW WORLD LIBRARY BOOKS THAT CHANGE LIVES
hamlyn
GIBBS SMITH TO ENRICH AND INSPIRE HUMANKIND
Red Wheel
VISIBLE INK
Robert ROSE
Atlantic Books
INSIGHT GUIDES
MITCHELL BEAZLEY
Harriman House
PAVILION
Affirm press
moseley road inc.
Berlitz



Sales Strategy

ContentOro™
The World's Best Content.

Channel Sales & Marketing Strategy



$500M
5,000 companies x
$100k annual sales
Inside Sales
Highly strategic use of sales team and marketing automation tools to reach executives in thousands of target companies.
$600M
25,000 companies x
$24k annual sales
Partner Sales
Partnerships with agencies and other content service providers makes Content QSV available to more companies in an economical model.
$500M
250,000 companies x
$2k annual sales
Self-Serve
Marketplace where customers select articles for their websites, blogs, and social media campaigns.
$1.6 BILLION OPPORTUNITY

Inside Sales Channel Strategy

Integrating content with sales and marketing automation

We use informative articles to reach prospects and move them through a strategic content marketing funnel to a sale. As an alternative to high-pressure sales pitches, we employ marketing automation to nurture a much larger audience with thought leadership content from our own publisher partners, with the goal of being top-of-mind when the time comes to buy.

Rationale

- ✓ The information we supply our prospects shows us to be experts in online marketing
- ✓ Trust is built with the target audience before sales staff are engaged
- ✓ 47% of buyers view three to five pieces of content before engaging with a sales rep
- ✓ Content libraries housed on ContentOro.com attract further prospects via organic search
- ✓ Sales force costs are reduced, and customer acquisition cost is minimized
- ✓ This strategy provides meaningful sales results that compensate for the low average conversion rate statistics that startups are faced with

Partner Sales Channel Strategy

Scaling with partners who provide services around content

We work with partners in complementary disciplines who want to provide content to their clients. Exclusive and syndicated content is delivered via partners to their many clients with minimal effort on our part.

Rationale

- ✓ This is an economical sales model. Based on revenue sharing, it reduces sales overhead and has lower risk.
- ✓ It is a quick way to reach a large number of customers
- ✓ We have proven results with current partner, LinkNow Media, and are in negotiations with an international website host to provide similar solutions for their 17 million customers.
- ✓ There are a large number of potential partners, including website hosts, SEO strategists, digital ad agencies, and marketing consultants whose services also depend on content supply.
- ✓ We provide long-form content, which is often a missing component in the campaigns ad agencies run for their customers
- ✓ 70-75% gross margin provides generous margin to share with partners

Self-Serve Channel – Launching June 2018

ContentOro

Bringing buyers and sellers together with the first Content Marketplace

Currently, there isn't a place on the internet to buy or lease content. Our team's unique access to massive libraries of articles and our unique technology combine to automate the delivery of single articles or full libraries of content to limitless customers.

Rationale

- ✓ Marketers like to self-select content, currently spending $4 billion on stock photography through self-serve sites like Getty Images and Shutterstock
- ✓ ContentOro has access to about 200 million articles over a wide range of subjects, allowing for a comprehensive marketplace managed with existing eCommerce platforms. For comparison, Getty Images has 80 million photos.
- ✓ ContentOro receives regular requests for access to a library to "see what we have to sell"
- ✓ Customers have expressed the desire to buy one article at a time for blogs or social media posts
- ✓ ContentOro's current technology stack is built to show and sell content through a self-service eCommerce-like system
- ✓ Small and developing businesses can't afford quality content today

Further Sales Opportunities

ContentOro

International Markets


INTERNET PENETRATION BY REGION
88%
53%
66%
84%
67%
66%
48%
57%
33%
53%
29%
68%
JANUARY 2017

US Second Languages

- ✓ Spanish
- ✓ Chinese
- ✓ French
- ✓ Korean

English Language Foreign Markets

- ✓ UK and Ireland
- ✓ Canada
- ✓ Australia and New Zealand
- ✓ South Africa

International Language Markets

- ✓ France
- ✓ Germany
- ✓ Spanish-Speaking
- ✓ China
- ✓ Japan



Competition

ContentOro
The World's Best Content.

Competitive Overview

ContentOro

Competitors providing similar services. None sourced from books.

	Overview	Ex. Firms
Writer Marketplace	These sites connect firms to freelance writers ranging from amateurs to experts and charge per article or per word	Scripted, textbroker, WriterAccess, Contently
Marketing Agency	These companies offer integrated marketing, consulting, and advertising solutions alongwith content services	hop online, Brandpoint, digitalrelevance
Freelance Writer	People who are self-employed who specialize in freelance writing or journalism	Novice, professional, and niche self-employed writers
Content Aggregator	Content distributors that license exclusive rights to a library of published works, usually in a revenue share agreement with publishers	NewsCred
Staff Writer	Either hired staff writers or marketing managers diverted from primary MOS in order to publish original content marketing work	Staff writers, marketing managers



Team & Financials

ContentOro
The World's Best Content.

Key Leadership Team

ContentOro



Bob Chunn
Founder and Chief Executive Officer
Digital Marketing
eCommerce
Publishing

Meijer
Kmart
Borders



Yalcin Yanikoglu
Chief Technology Officer
Software
Hardware
Entrepreneur

IBM
Xerox
Adobe



Rod Hare
Chief Operating and Finance Officer
Chartered Accountant
Publishing
International Licensing

Dorling Kindersley
Little Hare Books
Australian Licensing Corporation



Sean Moore
Chief Content Officer
Publishing
International Rights Management

Dorling Kindersley
Moseley Road



Candace Chapman
Vice President Marketing
Digital Marketing
Social Media
eCommerce

Borders
Waldenbooks
Commerce Guys

Financial Summary

ContentOro

Key financial metrics

$000's	December 2017	December 2018	December 2019	December 2020	December 2021	December 2022
Profit and Loss Statement						
Total Revenue	280	1,569	10,578	31,720	64,474	101,349
Gross Profit	213	1,030	7,787	23,981	49,053	77,350
Total Operating Expenses	751	3,385	8,141	12,494	17,137	24,114
EBITDA	(538)	(2,354)	(354)	11,487	31,916	53,236
Balance Sheet						
Total Assets	2,902	2,548	2,305	11,433	31,081	35,543
Total Liabilities	34	102	386	878	1,617	1,778
Total Equity	2,868	2,447	1,919	10,555	29,464	33,765
Cash Flows from Operating Activities						
Net cash provided (used) by Operating Activities	(574)	(2,517)	(1,218)	7,347	16,973	29,810
Cash and Cash Equivalents - End of Period	2,853	1,960	469	7,558	24,071	53,055
Other Statistics						
Number of customers	28	408	3,411	10,913	25,420	28,257
Number of sales representatives	1	13	37	41	49	51
Number of FTE staff (including contractors)	6	39	81	103	142	152

Planned Use of Funds

ContentOro

ContentOro is raising $107,000 as working capital towards a $5.0 Million A-Round capital raise. Today ContentOro has raised $1.4m in equity and debt.

Spend		Achievement
✓Time Period= 24 months		✓Funds used through Dec '19
✓Working Capital ($1.9M)		✓37 person sales team
✓Add Sales Team ($2.3M)		✓1.3M Leads in database
✓Marketing	($4.3M)	✓3000 Customers
✓Marketplace	($1.0M)	✓$10M annual sales
✓Margin Offset	$4.7M	✓Cash Positive (Sept '19)
✓Net Spend	$4.8M	✓Profitable (Aug '19)

Valuation Timeline


Indicates Milestone
Sell Company
12 Month Sales: $200M
Value Estimate: $1B
Launch Multi-Lingual and International
A Round
Raising $5M
Convertible Note
$750K
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Cash Flow Neutral
Launch of Self-Serve Marketplace
Convertible Note
$150K
Seed Round
Pre-Money Value: $1.5M
Amount Received: $450K
Post Money Value: $1.95M

Sales Projections

ContentOro


($000's)
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
2017
2018
2019
2020
2021
2022
Inside Sales
Self-Serve
Partners & Resellers

34

Profit and Loss

ContentOro


($000's)
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
-$20,000
2017
2018
2019
2020
2021
2022
Total Billings
Gross Profit
Total Operating Expenses
EBITDA

35

Net Cash Provided (Used)

ContentOro


($000's)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
2017
2018
2019
2020
2021
2022

Milestones Reached

ContentOro

2014-2015

Q2 2014: Each Page LLC formed to pursue the use of books as content on the internet
Q3 2014: 1st hire, Yalcin Yanikoglu as Chief Technology Officer
Q4 2014: Tested minimum viable product
Q1 2015: Signed first publisher
Q2 2015: First MVP customer, Small Business Association of Michigan
Q2 2015: $450K Seed round with Michigan Angel Fund, Lis Ventures, and Invest Michigan.
Q4 2015: Semi Finalist: Accelerate Michigan
Q4 2015: Winner: UofM Venture Capital Investment Competition

2016-2017

Q1 2016: First Enterprise Customer, Pet Supplies Plus
Q1 2016: Winner: Best Business Model (New Enterprise Forum)
Q1 2016: Finalist: Startup Of The Year (EMU)
Q2 2016: Winner: Innovation Award (SBDC)
Q3 2016: $950K Convertible Note
Q3 2016: First International sale, to Cathay Pacific airline
Q3 2016: Tenth customer, CITRIX supplied with content
Q3 2016: MVP Content-On-Demand WordPress Plugin launched
Q4 2016: Semi Finalist: Accelerate Michigan
Q1 2017: First annual contract renewed
Q1 2017: Email marketing campaign launched
Q2 2017: 20th publisher partner signed

Target Milestones

ContentOro

2017-2019

Q4 2017: A-Round Financing
Q1 2018: Sales force hired
Q1 2018 : Reseller program launched
Q2 2018 : Self-Serve Marketplace Launched
Q3 2018: First $1,000,000 in sales achieved
Q3 2018: 100th customer
Q1 2019: 10th reseller
Q2 2019: 1,000th Customer
Q4 2019: Cash-Flow positive and Break-Even
Q4 2019: $10,000,000 in annual sales

2020-2021

Q4 2020: 50th employee
Q4 2020: $31,000,000 in Revenue and $11,000,000 EBITDA
Q1 2021: 50th Reseller signed
Q4 2021: $64,000,000 in Revenue and $32,000,000 EBITDA
Q4 2022: 101,000,000 in Revenue and $53,000,000 EBITDA

Why Invest in ContentOro?

ContentOro

- Low level investment with a potential for high returns
- Massive, worldwide market
- Huge source of supply with exclusive rights
- Proven proprietary technology
- Annual recurring revenue model
- Current customers with proven results
- High gross margin
- 1st online self-serve marketplace for content
- EBITDA 33% in 2020 and continues to grow





Appendix

Cost to Acquire Customers


2016
Marketing Spend $295,297
New Customers 12
Cost to Acquire a Customer (CAC) $24,608
Lifetime Customer Value (of new customers)
$1,344,000
2017
Marketing Spend $224,926
New Customers 28
Cost to Acquire a Customer (CAC) $8,033
Lifetime Customer Value (of new customers)
$1,792,000
2018
Marketing Spend $981,679
New Customers 106
Cost to Acquire a Customer (CAC) $9,261
Lifetime Customer Value (of new customers)
$8,736,000
2019
Marketing Spend $1,845,021
New Customers 341
Cost to Acquire a Customer (CAC) $5,411
Lifetime Customer Value (of new customers)
$26,320,000
2020
Marketing Spend $2,715,089
New Customers 834
Cost to Acquire a Customer (CAC) $3,256
Lifetime Customer Value (of new customers)
$55,216,000
2021
Marketing Spend $3,744,705
New Customers 1,662
Cost to Acquire a Customer (CAC) $2,253
Lifetime Customer Value (of new customers)
$92,736,000

Pricing Comparison

Content pricing traditionally driven by freelance pricing gradient


Price ($ per article)
3000
2000
1000
0
Marketing Agency
Content360
Fathom
NewsCred
Niche Freelance
Hubspot
Professional Freelance
Novice Freelance
Freelance Gradient
ContentOro
WriterAccess
Scripted
TextBroker
Writer Marketplaces
Content Quality
Low
High
NEXECON CONSULTING GROUP
7
Nexecon Primary Research

Technology


PDF
XML File
Database
Web Server
Proprietary "Book Miner" Software
API
Mobile App
Website
</>
Consumer

How it Works: STEP 1

We start the process with a beautiful book, which turns into hundreds of articles…

[redacted]